Exhibit 99.1

News Release

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR APPOINTS GLEN HAWK
CHIEF OPERATING OFFICER

PORTLAND, OR - November 10, 2015 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced the appointment of Glen Hawk as Chief Operating Officer (“COO”). This is a new position for the Company. Mr. Hawk previously served as the Company’s Corporate Vice President, Chief Marketing Officer. In his new role as COO, Mr. Hawk will be responsible for all aspects of the Company’s operations, sales and marketing functions. He will report directly to the Company’s President and Chief Executive Officer, Mr. Darin G. Billerbeck.

Darin G. Billerbeck, President and Chief Executive Officer, said, “We are pleased that Glen has agreed to take on the expanded role of COO. His extensive semiconductor industry experience, market insight and drive make him ideal for this position. Glen’s direct role in helping companies to create value through growth and market differentiation will continue to benefit Lattice as we move forward.”

Glen Hawk, Chief Operating Officer, said, “I joined Lattice Semiconductor earlier this year because I was excited about the Company’s long-term prospects. I look forward to partnering with Darin and the leadership team to accelerate growth by delivering compelling FPGA, ASSP and millimeter wave solutions to our customers.”

Glen Hawk joined Lattice Semiconductor in May 2015 as Corporate Vice President, Chief Marketing Officer after serving as Vice President and General Manager of the NAND Solutions Group at Micron Technology. During his time at Micron, Mr. Hawk directed the activities of 1,200 employees. He drove profitable revenue growth to $3 billion annually through a significant shift toward higher value, more fully integrated solutions, such as solid-state drives for consumer and enterprise applications. Before Micron, Mr. Hawk was Vice President, General Manager of the Embedded Business Group at Numonyx and was at Intel for 22 years in both engineering and business functions, including General Manager of Intel’s Flash Products Group. Mr. Hawk started his career at Monolithic Memories developing Programmable Array Logic technologies after earning a Bachelors degree in Chemical Engineering from the University of California at Berkeley.

About Lattice Semiconductor

Lattice Semiconductor (NASDAQ: LSCC) is the global leader in smart connectivity solutions, providing market leading intellectual property and low-power, small form-factor devices that enable more than 8,000 global customers to quickly deliver innovative and differentiated cost and power efficient products. The Company’s broad end-market exposure extends from consumer electronics to industrial equipment, communications infrastructure and licensing.

Lattice was founded in 1983 and is headquartered in Portland, Oregon. In March 2015, the Company acquired Silicon Image, which is a leader in setting industry standards including the highly successful HDMI®, DVI™, MHL® and WirelessHD® standards.

For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, or RSS.

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Lattice Semiconductor Corporation, Lattice Semiconductor (& design), L (& design), DVI, HDMI, MHL, superMHL WirelessHD, and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

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